June 24, 2014

Nuveen Investment Quality Municipal Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Nuveen Investment Quality Municipal Fund, Inc.
Shares to be Issued Pursuant to Agreement and Plan of Merger

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Nuveen Investment Quality Municipal Fund, Inc., a Minnesota corporation (the “Fund”), in connection with the Fund’s authorization and proposed issuance of up to 6,130,726 of its common shares, par value $.01 per share (the “Common Shares”).

The Fund has advised us that a Registration Statement on Form N-14 with respect to the Common Shares has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (such registration statement, including Pre-Effective Amendment No. 1 thereto with which this letter is being filed as an exhibit, being referred to herein as the “Registration Statement”). The Common Shares are to be issued pursuant to an Agreement and Plan of Merger (the “Agreement”), to be entered into by and between the Fund and American Municipal Income Portfolio Inc., a Minnesota corporation (the “Target Fund”), the form of which Agreement is included as Appendix A to the Proxy Statement/Prospectus contained in the Registration Statement.

In rendering the opinions hereinafter expressed, we have reviewed certifications of an officer of the Fund concerning the corporate proceedings taken by the Fund in connection with the authorization and issuance of the Common Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Fund, certificates of public officials and of responsible officers of the Fund, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

Based on the foregoing, it is our opinion that:

1. The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

2. The Common Shares, when issued and delivered by the Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be legally issued, fully paid and nonassessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota or as to the Blue Sky laws of the State of Minnesota. Without limiting the generality of the foregoing, to the extent that the Fund’s articles of incorporation incorporate requirements imposed by the Investment Company Act of 1940, as amended, and the rules and regulations under such Act, we express no opinion as to whether such requirements have been satisfied. We are not passing upon and assume no responsibility for the accuracy or completeness of any of the statements contained in the Registration Statement or the Proxy Statement/Prospectus. The foregoing opinions are not to be relied upon by any other person without our prior written authorization.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the Fund’s final Proxy Statement/Prospectus relating to the Shares included in the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

CFS

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